UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2011

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On September 27, 2011, SunPower Corporation (“SunPower” or the “Company”) entered into a Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank, as “Administrative Agent,” and the other lenders parties thereto. Until September 27, 2013 (the “Maturity Date”), the Company may borrow up to $275,000,000 (the “Revolving Loan Commitment”) under the Revolving Credit Agreement. Amounts borrowed may be repaid and reborrowed until the Maturity Date.

The Company is required to pay interest on outstanding borrowings under the Revolving Credit Agreement of (a) with respect to any LIBO rate loan, 1.50% plus the LIBO rate divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; (b) with respect to any alternate base loan, 0.50% plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.5%, and (3) the one month LIBO rate plus 1%; (c) a commitment fee equal to 0.25% per annum on funds available for borrowing and not borrowed; (d) an upfront fee of 0.125% of the Revolving Loan Commitment; and (e) arrangement fee customary for a transaction of this type.

In the event Total S.A. no longer beneficially owns 40% of the Company's issued and outstanding voting securities, the Company and the Administrative Agent (in consultation with other lenders) may, for a period of 30 days after the date of notice of such event from the Administrative Agent (the “Review Period”), enter into negotiations with a view to agreeing on a revised basis for making loans available to the Company consistent with terms and conditions and market practice for similarly situated borrowers. If the Company can reach an agreement with “required lenders” (lenders representing more than 50% of the Revolving Loan Commitment) within the Review Period, then the Company shall enter into an amendment to the Revolving Credit Agreement and prepay all principal, interest, fees and other amounts owed to any non-participating lender. If the Company cannot reach an agreement with required lenders, the Company shall prepay all principal, interest, fees and other amounts within five days of the end of the Review Period and the Revolving Loan Commitment shall terminate.

The Revolving Credit Agreement includes representations, covenants, and events of default customary for financing transactions of this type.

The Company has used proceeds from the Revolving Credit Agreement to pay off and terminate its $50 million revolving credit facility with Union Bank, N.A. and its Euro 75 million revolving credit facility with Société Générale, Milan Branch.

Letter of Credit Facility

On September 27, 2011, the Company entered into a Continuing Agreement for Standby Letter of Credit and Demand Guarantees with Deutsche Bank AG New York Branch and Deutsche Bank Trust Company Americas (together, “Issuer”) (such agreement, the “L/C Facility”). The L/C Facility provides for the issuance, upon request by the Company or those of its subsidiaries party thereto from time to time as “Subsidiary Applicants”, of letters of credit by the Issuer in order to support obligations of the Company and the Subsidiary Applicants in an aggregate amount not to exceed $200,000,000. Each letter of credit issued under the L/C Facility is fully cash-collateralized and the Company has entered into a Security Agreement with the Issuer granting the Issuer a security interest in a cash collateral account established for this purpose.

The L/C Facility and Security Agreement include representations, covenants, and events of default customary for financing transactions of this type.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: October 3, 2011	By:	/S/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer